Filed Pursuant to Rule 424B3
Securities Act File No. 333-269567
Investment Company Act File No. 811-23407

Minimum Offering of 1,500,000 Shares
Maximum Offering of 100,000,000 Shares

YIELDSTREET ALTERNATIVE INCOME FUND INC.

Supplement No. 1 dated January 28, 2026
to the
Prospectus and Statement of Additional Information dated May 12, 2025

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus and Statement of Additional Information (“SAI”) of Yieldstreet Alternative Income Fund Inc. (the “Fund”) dated April 29, 2025. This supplement is part of, and should be read in conjunction with, the Prospectus and SAI.

You should carefully consider the “Risk Factors” beginning on page 28 of the Prospectus before you decide to invest.

YieldStreet Management, LLC, the investment adviser to the Fund (the “Adviser”), has changed its name to Willow Asset Management LLC. All references to the Adviser’s former name in the Prospectus and SAI are hereby replaced with Willow Asset Management LLC.

Similarly, Yieldstreet Inc. has changed its name to Willow Wealth Inc. All references to Yieldstreet Inc. in the Prospectus and SAI are hereby replaced with Willow Wealth Inc.

In light of the above, all references to yieldstreet.com are hereby replaced with willowwealth.com.

The Fund’s name and its website (https://www.yieldstreetalternativeincomefund.com/) remain unchanged.

Investors may contact Investor Services at investments@willowwealth.com.  Accordingly, all prior references to investments@yieldstreet.com are hereby updated to investments@willowwealth.com.

Please retain this supplement for future reference.